Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER EARNINGS

CRESTVIEW HILLS, KENTUCKY, April 21, 2006 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the first quarter of 2006. Net income decreased 11% to $2,266,000 and diluted earnings per share decreased 12% to $0.38 per share, as compared to the same period in 2005. The Company also recorded stock option expense of $241,000 in the first quarter of 2006 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”), adopted on January 1, 2006. For comparison purposes, applying the new standards of FAS 123(R) to the first quarter of 2005 would have resulted in recording stock option compensation expense of $197,000. When the first quarter of 2005 is adjusted for this additional expense, net income and diluted earnings per share would have only decreased 5%, or $109,000 and $.02 per share, from the first quarter of 2005 as compared to the first quarter of 2006.

A summary of the Company’s results follows:

First Quarter ended March 31,	2006	2005	Change
Net income	$2,266,000	$2,545,000	(11)%
Net income per share, basic	$0.39	$0.43	(9)%
Net income per share, diluted	$0.38	$0.43	(12)%

Net interest income increased $248,000 or 3% in the first quarter of 2006, as compared to the same period in 2005, while the net interest margin decreased from 4.09% in the first quarter of 2005 to 3.82% in the first quarter of 2006. Strong deposit growth, up 13% or $96 million from a year earlier, contributed to both the increase in net interest income and the decrease in the net interest margin from the first quarter of 2005. The increase in net interest income was driven by the growth in deposits, which funded the increase in average earning assets of $83 million from the first quarter of 2005, while the mix of these added earning assets contributed to the decrease in the net interest margin. Of the additional $83 million average earning assets added from the first quarter of 2005, $24 million consisted of higher yielding loans and $59 million consisted of lower yielding overnight investments and securities. Also contributing to the lower net interest margin was higher levels of non-performing loans in the first quarter of 2006, as compared to the same period in 2005.

Non-interest income increased 27% ($527,000) in the first quarter of 2006, as compared to the same period in 2005, while non-interest expense increased 21% ($1,199,000) from the same period last year. Contributing to the increase in non-interest income was service charges and fees (up $338,000, 43%). Contributing to the increase in service charge income was increased revenue from cash management products. The largest increases in non-interest expense were salaries and employee benefits expense which increased $860,000 or 31%, and included the additional compensation cost for the added staffing for the Bank’s cash management operations center which opened in February of 2005 and the $241,000 in compensation cost for stock options.

Total assets were $951 million at the end of the first quarter of 2006, which was $71 million or 8% higher than the same date a year ago. Total loans, securities and federal funds grew $19 million, $46 million and $7 million respectively, or 3%, 75% and 100% growth respectively from March 31, 2005. The growth in assets was funded by an increase in deposits of $96 million or 13% and stockholders’ equity of $6 million or 8%, which was offset with a $33 million or 48% decrease in borrowings.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	First Quarter Comparison
	3/31/06	3/31/05	% Change
Income Statement Data
Net interest income	$8,159	$7,911	3%
Provision for loan losses	400	350	14%
Service charges and fees	1,129	791	43%
Gains on the sale of mortgage loans	239	175	37%
Other non-interest income	1,080	955	13%
Salaries and employee benefits expense	3,617	2,757	31%
Occupancy and equipment expense	979	941	4%
Other non-interest expense	2,302	2,001	15%
Net income	2,266	2,545	(11)%
Per Share Data
Basic earnings per share	$0.39	$0.43	(9)%
Diluted earnings per share	0.38	0.43	(12)%
Cash dividends declared	0.18	0.14	29%
Earnings Performance Data
Return on equity	11.37%	13.83%	(246	)bps
Return on assets	.97%	1.18%	(21	)bps
Net interest margin	3.82%	4.09%	(27	)bps

	3/31/06	3/31/05	% Change
Balance Sheet Data
Investments	$106,153	$60,632	75%
Total loans	746,211	727,525	3%
Allowance for loan losses	7,389	7,320	1%
Total assets	951,432	880,200	8%
Total deposits	827,719	731,479	13%
Total borrowings	35,534	68,637	(48)%
Stockholders’ equity	80,528	74,547	8%
Asset Quality Data
Allowance for loan losses to total loans	.99%	1.01%
Non-performing loans to total loans	1.22%	.72%
Annualized charge-offs to average loans	.33%	.14%

	Five-Quarter Comparison
	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05
Income Statement Data
Net interest income	$8,159	$8,159	$8,316	$8,237	$7,911
Provision for loan losses	400	350	650	475	350
Service charges and fees	1,129	1,184	1,230	1,092	791
Gains on the sale of mortgage loans	239	225	289	276	175
Other non-interest income	1,080	900	996	972	955
Salaries and employee benefits expense	3,617	3,147	3,317	3,007	2,757
Occupancy and equipment expense	979	971	982	987	941
Other non-interest expense	2,302	2,546	2,289	2,216	2,001
Net income	2,266	2,499	2,468	2,615	2,545
Per Share Data
Basic earnings per share	$0.39	$0.42	$0.42	$0.44	$0.43
Diluted earnings per share	0.38	0.42	0.42	0.44	0.43
Cash dividends declared	0.18	0.00	0.16	0.00	0.14
Earnings Performance Data
Return on equity	11.37%	12.43%	12.52%	13.74%	13.83%
Return on assets	.97%	1.06%	1.11%	1.20%	1.18%
Net interest margin	3.82%	3.77%	4.07%	4.15%	4.09%

	3/31/06	12/31/05	9/30/05	6/30/05	3/31/05
Balance Sheet Data
Investments	$106,153	$94,375	$62,569	$59,468	$60,632
Total loans	746,211	731,059	730,859	733,579	727,525
Allowance for loan losses	7,389	7,581	7,581	7,364	7,320
Total assets	951,432	957,338	896,859	872,841	880,200
Total deposits	827,719	831,110	770,414	740,192	731,479
Total borrowings	35,534	38,516	40,976	49,675	68,637
Stockholders’ equity	80,528	80,447	78,467	77,230	74,547
Asset Quality Data
Allowance for loan losses to total loans	.99%	1.04%	1.04%	1.00%	1.01%
Non-performing loans to total loans	1.22%	1.24%	.96%	.94%	.72%
Annualized charge-offs to average loans	.33%	.20%	.20%	.19%	.14%

About BKFC

BKFC, a bank holding company with assets of approximately $951 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-seven branch locations and thirty-six ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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